Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to shares of Class A Common Stock and Class B Common Stock of Toast, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 10th day of February, 2023.

TECHNOLOGY INVESTMENT DINING GROUP, LLC

By:	/s/ Steve Papa
Name (Printed): Steve Papa
Title: Managing Member

/s/ Steve Papa
Steve Papa, Individually